Exhibit (a)(5)(C)

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

GOLDMAN SACHS ANNOUNCES SATISFACTION OF TENDER OFFER FINANCING CONDITION

NEW YORK, February 23, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that it has satisfied the financing condition for its previously announced cash tender offer (the “Tender Offer”) for up to $625,000,000 aggregate liquidation amount of the Normal Automatic Preferred Enhanced Capital Securities listed below (the “Apex”) by its successful offering of $675,000,000 aggregate liquidation amount of perpetual 6.30% Non-Cumulative Preferred Stock, Series N. The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on Monday, March 14, 2016, unless extended or earlier terminated by The Goldman Sachs Group, Inc. (the “Expiration Time”). If the Tender Offer is not extended or earlier terminated, we expect that the settlement date for the Tender Offer (the “Settlement Date”), which will be promptly after the Expiration Time, will be March 16, 2016.

Series of Securities	Issuer	CUSIP No.	Aggregate Liquidation Amount Outstanding	Offer Price(1)
5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities, $1,000 liquidation amount per Apex	Goldman Sachs Capital II	381427AA1	$1,750,000,000	$750 per Apex

Floating Rate Normal Automatic Preferred Enhanced Capital Securities, $1,000 liquidation amount per Apex	Goldman Sachs Capital III	38144QAA7	$500,000,000	$750 per Apex

(1)	The Offer Price will be paid together with an amount equal to the distributions (“Accrued Distributions”) that would be payable on the Apex if the current dividend period of the underlying preferred shares had ended, and we had paid the relevant dividend, on the Settlement Date. If the Tender Offer is not extended or earlier terminated, Accrued Distributions will equal $1.67 per Apex.

The Tender Offer remains subject to the other terms and conditions described in the Offer to Purchase and the accompanying Letter of Transmittal, both dated February 16, 2016 (together, the “Offer Materials”). Other than the satisfaction of the financing condition, the terms and conditions of the Tender Offer remain unchanged.

The Offer Materials have been sent to holders of the Apex and holders may obtain copies of the Offer Materials online at the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by us with the SEC on the date hereof. Holders are urged to read the Offer Materials carefully before making any decision with respect to the Tender Offer. Holders must make their own decisions as to whether to participate in the Tender Offer, and if they decide to do so, the number of Apex to tender.

The Goldman Sachs Group, Inc. has retained Goldman, Sachs & Co. to act as the dealer manager (the “Dealer Manager”) for the Tender Offer. Global Bondholder Services Corporation will act as the Depositary and the Information Agent for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-3800 (toll-free) or (212) 430-3774 (collect).

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY. THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ANY APEX. THE TENDER OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF APEX SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE TENDER OFFER IS NOT BEING MADE TO HOLDERS OF APEX IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION IN WHICH THE SECURITIES LAWS OR BLUE SKY LAWS REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE GOLDMAN SACHS GROUP, INC. BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. You should carefully consider those risks and uncertainties in reading this press release. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Media Relations: Jake Siewert (212) 902-5400	Investor Relations: Dane E. Holmes (212) 902-0300

Dealer Manager	Depositary and Information Agent
Goldman, Sachs & Co. Liability Management Group 200 West Street New York, NY 10282 (212) 902-5183 (800) 828-3182	Global Bondholder Services Corporation 65 Broadway Suite 404 New York, NY 10006 (212) 430-3774 (866) 470-3800

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.